Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102882, 333-104768, 333-70450, 333-70452, 333-123558, 333-150142, 333-166981, and 333-205935 on Form S-8 and Registration Statement No. 333-237847 on Form S-3 of our reports dated February 25, 2021, relating to the consolidated financial statements of IDEX Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 25, 2021